Exhibit 10(g)(ix)

Amendment

To

Executive change in control retention agreement

This First Amendment to the Executive Change in Control Retention Agreement by and between Gretchen K. Zech (the “Executive”) and Arrow Electronics, Inc., a New York corporation (the “Company”) is made effective as of December 11, 2025 (the “Amendment Date”).  The Executive and the Company are parties to an Executive Change in Control Retention Agreement effective as of April 1, 2013 (the “CIC Agreement”).  By this instrument, the Company and the Executive desire to amend the CIC Agreement as set forth below.

1.The introductory language at Section 3.1(a)(i) shall be deleted and replaced in its entirety by the following:

“(i) except to the extent specifically provided otherwise below or required by applicable law, the Company shall pay Executive on or after the Release Effective Date the following amounts:”

2.The language at Section 3.1(a)(i)(1) shall be deleted and replaced in its entirety by the following:

“(1) an amount equal to (a) two (2) multiplied by (b) the sum of (x) the greater of the Executive’s annual Base Salary as in effect immediately prior to the Change in Control Date or the Date of Termination and (y) the greater of Executive’s target Annual Bonus as in effect immediately prior to the Change in Control Date or the Date of Termination, which amount shall be paid in substantially equal installments in accordance with the Company’s customary payroll practices over a period of twenty-four (24) months.”

Except as set forth in this Amendment, the terms of the CIC Agreement shall continue in full force and effect to the same extent as immediately prior to this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first set forth above.

Arrow Electronics, Inc.

/s/ William F. Austen
William F. Austen
Interim President and Chief Executive Officer

EXECUTIVE:

/s/ Gretchen K. Zech	Date: December 11, 2025
Gretchen K. Zech